Exhibit 10.1

July 12, 2006

Mr. Klaus Besier
36 St Andrews Lane
Glenmoore, PA 19343

Dear Klaus:

I am pleased to offer you the position of President of Neoware, Inc. (the “Company”), responsible for worldwide Sales, Marketing, Operations, Engineering, HR and Administration, beginning on July 12, 2006.

In your capacity as President, you will be responsible for the overall operational success of the Company on a world wide basis. As President, you will report to the Chief Executive Officer (“CEO”). In this position, your place of employment will be the Philadelphia area during your tenure with the Company.

The base salary for your position is $12,500 payable every two weeks, and you will be eligible for 28 days of PTO annually, as described in the Neoware employee manual.

In addition to your base salary, you will be eligible for an executive bonus of up to 50% of your annual base salary based upon the Company meeting its quarterly and annual revenue and profitability goals, as well as your individual performance, as determined by the Company’s Compensation and Stock Option Committee (the “Committee”) upon the recommendation of the CEO. The annual executive bonus percentage can be increased or decreased at the option of the Committee should you or the Company significantly exceed or fail to achieve these goals. Goals will include the delivery of a minimum percentageof pro-forma operating income calculated as a percentage of revenues (GAAP operating income plus stock option expense and plus amortization of acquisition-related intangibles) each quarter, including the effect of bonus accruals included in operating expenses. Other goals will be added and these goals may be adjusted from time to time at the discretion of the Committee upon the recommendation of the CEO.To be eligible for this bonus you must be employed by the Company on the date the bonus is paid. The description of the terms of your bonus is subject to the terms of the Company’s Senior Officer Bonus Plan, a copy of which is attached hereto.

In connection with your employment, the Company intends to grant to you options to purchase 250,000 shares of common stock of the Company as detailed in your Award Agreement. These ten-year options will consist of a combination of ISO and non-qualified options vesting over four years, with twenty-five percent of the options vesting on each of the first four anniversaries subsequent to your start date.

You understand that this letter is not an employment agreement, and that you are an employee at will. This means that your employment can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or you, except as otherwise provided by law.

In the event of a “Change in Control,” should you not be offered a comparable position by the Company or the acquirer, or if you do not accept, in your sole discretion, employment in any other capacity offered by the acquirer, or the Company, the Company will agree to: 1) continue to pay your base salary for a period of one yearfrom the date of termination; 2) pay you an amount equal to the average of the annual bonus that you earned over the prior three years; 3) pay for the Company’s portion of your health care costs under COBRA for one year; and 4) vest and accelerate exercisability of any outstanding stock options granted to you. In the event that you are offered a comparable position following a Change in Control, or you accept, in your sole discretion, employment in any other capacity offered by the acquirer of the Company, the Company will vest and accelerate exercisability of your outstanding stock options one (1) year after the Change in Control, provided you are still working for the Company or the acquirer at that time. The mechanics of such vesting will be determined based on the structure of the Change in Control transaction. For the purposes of this offer letter, “Change in Control” shall have the meaning set forth in Section 2.4 of the Company's 2004 Equity Incentive Plan.

In the event that your employment is terminated by the Company during or upon the completion of the first year of your employment for reasons other than “cause,” you will agree to resign from the Board of Directors and will receive severance payments equal to your regular base salary for a period of six (6) months (payable in the same manner as your base salary) and any options that would have vested upon the completion of your initial year of employment will be immediately vested and become exercisable on the last day of your employment. For purposes of this offer letter, “cause” shall mean any act or omission included within the definition of “misconduct” as set forth in the Company’s 2004 Equity Incentive Plan.

In connection with this offer of employment, you agree to sign the Company’s standard non-disclosure and non-solicitation agreement at the time of your acceptance of this offer, which is attached.

I look forward to you joining Neoware and to your contributions to the Company’s success. Please feel free to contact with any questions.

Very truly yours,

/s/ Michael Kantrowitz
Michael Kantrowitz
Chairman and CEO
Neoware, Inc.
Accepted:

/s/ Klaus Besier
Klaus Besier
Date: July 12, 2006